Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of OmnigenicsAI Corp on Form F-4 (No. 333-284406) of our report dated March 31, 2025 relating to the financial statements of APx Acquisition Corp. I appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Houston, Texas

July 3, 2025